UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A
(Amendment No. 5)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) or 12 (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

OLD REPUBLIC INTERNATIONAL CORPORATION
-------------------------------------------------------
(Exact name of registrant as specified in its charter)

Delaware	36-2678171
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

307 North Michigan Avenue	Chicago	Illinois	60601
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class	Name of each exchange on which
to be registered	each class is to be registered
Rights to Purchase Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act Registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

This Amendment No. 5 hereby amends the registration statement on Form 8-A filed by Old Republic International Corporation (the “Company”) with the Securities and Exchange Commission on March 4, 1988, as amended by Amendment No. 1 filed on May 30, 1997, Amendment No. 2 filed on June 20, 2007, Amendment No. 3 filed on November 19, 2007, and Amendment No. 4 filed on August 29, 2017 (the “Registration Statement”).

Item 1. Description of Registrant’s Securities to be Registered.

On August 18, 2022 the Company and Equiniti Trust Company, as successor to Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”), entered into the fifth amendment (the “Amendment”) to the Amended and Restated Rights Agreement dated as of June 26, 1987, and amended by Amendment No. 1 dated May 15, 1997, Amendment No. 2 dated June 26, 2007, Amendment No. 3 dated November 19, 2007, and Amendment No. 4 dated June 26, 2017 (as amended, the “Rights Agreement”).

The Amendment accelerates the expiration of the Rights under the Rights Agreement to August 18, 2022. Consequently, the Rights Agreement terminated at that time. At the time of the termination of the Rights Agreement, all Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to this registration statement.

Item 2. Exhibits.

(c) Exhibits

4.1 Fifth Amendment to the Amended and Restated Rights Agreement, dated as of August 18, 2022, between Old Republic International Corporation and Equiniti Trust Company, as successor to Wells Fargo Bank, N.A., as rights agent

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the Company’s registration statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

OLD REPUBLIC INTERNATIONAL CORPORATION

Date: August 19, 2022	By: /s/ Thomas A. Dare
Thomas A. Dare
Senior Vice President,
Secretary and General Counsel

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